Exhibit 99.1

Former Principal Deputy Commissioner of FDA, Dr. Rachel Sherman, Joins Aptinyx Board of Directors

EVANSTON, Ill., September 4, 2019 — Aptinyx Inc. (Nasdaq: APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today announced the appointment of Rachel Sherman, M.D., M.P.H., former principal deputy commissioner of the U.S. Food and Drug Administration (FDA), to the company’s Board of Directors, effective immediately.

“Rachel’s expertise in drug development, evaluation, and regulation is unparalleled and we are honored to welcome her to our Board of Directors,” stated Norbert Riedel, Ph.D., president and chief executive officer of Aptinyx. “During her extraordinary tenure at the FDA, across various divisions and senior-level roles, Rachel has been instrumental in many efforts that have led to remarkable improvements in drug development. The relationships, skills, and insights garnered throughout her exemplary career will add a unique domain expertise and perspective to our Board.”

Dr. Sherman, a renowned expert in medical policy, served at the FDA for nearly 30 years until her retirement early in 2019. Most recently at the FDA, she was the principal deputy commissioner—the commissioner’s most senior policy advisor and the agency’s highest position not politically appointed. Dr. Sherman held this position from 2017 until her retirement. Additional senior-level roles she held while at the FDA included deputy commissioner for Medical Products and Tobacco in the Office of the Commissioner and director of the Office of Medical Policy in the Center for Drug Evaluation and Research (CDER). During her time with the Agency, Dr. Sherman played lead roles in numerous policy and organizational initiatives credited with enhancing product development and facilitating patient access to innovative medicines, including expedited drug development and breakthrough therapy designation programs as well as the Opioid Policy Steering Committee.

“I am delighted to be joining the exemplary team of dedicated professionals at Aptinyx,” said Dr. Sherman. “The company’s NMDA receptor platform, rooted in novel chemistry and a unique mechanism for modulation of a critical regulator of brain and nervous system function, has yielded a product pipeline with significant therapeutic potential to help patients without satisfactory options. CNS is an area starved for innovation, marked by an opioid crisis that is devastating the United States, and in which new therapeutic options are desperately needed. I am excited to be able to participate in the progression of Aptinyx’s promising product candidates for the treatment of devastating CNS conditions.”

Dr. Sherman is currently president of Rachel Sherman Partners LLC, a drug development, regulatory, and policy consulting firm she founded in 2019 following her retirement from the FDA. She also serves as a clinical lecturer at Harvard Pilgrim Health Care Institute and as a senior policy fellow at Duke University’s Margolis Center for Health Policy.

Dr. Sherman received an A.B. in mathematics from Washington University (St. Louis), an M.D. from Mount Sinai School of Medicine, and an M.P.H. from The School of Hygiene and Public Health at Johns Hopkins University.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate—rather than block or over-activate—NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder, and cognitive impairment associated with Parkinson’s disease. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, including future plans or expectations for the company’s product candidates, therapeutic effects of the company’s product candidates, expectations regarding the design, implementation, timing, and success of its current and planned clinical studies, and expectations regarding its uses and sufficiency of capital. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the company’s product candidate development activities and planned clinical studies; the company’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory developments in the United States and foreign countries; as well as those risks and uncertainties set forth in the company’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor & Media Contact:

Nick Smith

Aptinyx Inc.

ir@aptinyx.com or corporate@aptinyx.com

847-871-0377

Source: Aptinyx Inc.